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Independent Auditors’ Consent

The Board of Directors
Destiny Media Technologies Inc.

We consent to the use of our report dated October 11, 2002 with respect to the consolidated balance sheets of Destiny Media Technologies Inc. as of August 31, 2002, and the consolidated statements of operations, stockholders’ deficiency and comprehensive loss and cash flows for the year then ended, incorporated herein by reference. Our report dated October 11, 2002 refers to a change in the method of accounting for losses on extinguishment of debt. In addition, our report contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Vancouver, Canada
April 12, 2004